Exhibit 3.2
FIGURE TECHNOLOGY SOLUTIONS, INC.
CERTIFICATE OF DESIGNATION
OF
SERIES A BLOCKCHAIN COMMON STOCK
The following resolution was duly adopted by the board of directors (the “Board of Directors”) of Figure Technology Solutions, Inc., a Nevada corporation (the “Corporation”), in accordance with the provisions of Nevada Revised Statutes (as amended from time to time, the “NRS”) 78.1955:
WHEREAS, the Second Amended and Restated Articles of Incorporation of the Corporation (as further amended from time to time, the “Articles”), authorize the issuance of up to 500,000,000 shares of blockchain common stock, par value $0.0001 per share (the “Blockchain Common Stock”), issuable from time to time in one or more series, and provide that the Board of Directors is expressly authorized, to the fullest extent permitted under the NRS, to fix the number of shares constituting such series and to prescribe the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights of such series;
NOW, THEREFORE, IT IS HEREBY RESOLVED, that, pursuant to authority conferred upon the Board of Directors by the Articles, (i) a series of Blockchain Common Stock is hereby authorized, designated and established by the Board of Directors as “Series A Blockchain Common Stock,” and (ii) the Board of Directors hereby fixes the number of shares constituting such series and the voting powers, designations, preferences, qualifications, limitations, restrictions and relative, participating, optional and other rights thereof, in addition to any provisions set forth in the Articles that are applicable to all series of Blockchain Common Stock, as set forth in this certificate of designation:
Section 1.    Definitions. For the purposes of this Certificate of Designation (as defined below), the following terms shall have the following meanings:
“Articles” means the Second Amended and Restated Articles of Incorporation of the Corporation, as further amended from time to time.
“Blockchain Common Stock” means the blockchain common stock, par value $0.0001 per share, of the Corporation.
“Blockchain Transfer Agent” has the meaning set forth in Section 13.
“Board of Directors” means the Board of Directors of the Corporation.
“Bylaws” means the Amended and Restated Bylaws of the Corporation, as further amended from time to time.
“Certificate of Designation” means this certificate of designation of Series A Blockchain Common Stock, as amended from time to time.
“Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Corporation.
“Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Corporation.

“Conversion Date” has the meaning set forth in Section 8(a)(i).
“Corporation” means Figure Technology Solutions, Inc., a Nevada corporation.
“Depositary” means the Depository Trust Company (or its nominee) or any successor appointed by the Corporation.
“Holder” means a holder of any number of shares of Series A Blockchain Common Stock.
“Market Disruption Event” means (i) a failure by the NASDAQ to open for trading during its regular trading session, or (ii) the occurrence or existence, prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Class A Common Stock, for more than a one half-hour period in the aggregate during regular trading hours, of any suspension or limitation imposed on trading, by reason of movements in price exceeding limits permitted by the NASDAQ or otherwise, in the Class A Common Stock.
“NASDAQ” means the Nasdaq Stock Market.
“NRS” means the Nevada Revised Statutes, as amended from time to time.
“Permitted Holder” means a Wallet owned or controlled by a Person that has been approved by the Corporation or its agent following a know-your-customer and anti-money laundering onboarding process consistent with applicable U.S. federal and state financial regulatory requirements and the submission of any applicable tax forms.
“Person” means a natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended and inclusive of rules and regulations thereunder).
“Preferred Stock” means the preferred stock of the Corporation, par value $0.0001 per share.
“Record Date” means, with respect to any dividend or other distribution or other transaction or event in which the holders of the Class A Common Stock, the Class B Common Stock or the Blockchain Common Stock (or other applicable security of the Corporation) have the right to receive any cash, securities or other property or in which the Class A Common Stock, the Class B Common Stock or the Blockchain Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Class A Common Stock, the Class B Common Stock or the Blockchain Common Stock (or such other security) entitled to receive such cash, securities or other property, whether such date is fixed by the Board of Directors (or any duly authorized committee thereof), statute, contract or otherwise.
“Scheduled Trading Day” means any day that is scheduled to be a Trading Day.
“Series A Blockchain Common Stock” has the meaning set forth in Section 2.
“Trading Day” means a day on which (i) there is no Market Disruption Event and (ii) trading in the Class A Common Stock generally occurs on the NASDAQ.

“Traditional Transfer Agent” means Equiniti Trust Company, LLC, the transfer agent of the Class A Common Stock and the Class B Common Stock.
“Wallet” means a network address on a blockchain network.
Section 2.    Designation and Number of Shares. Pursuant to the Articles, out of the authorized and unissued shares of Blockchain Common Stock, a series of Blockchain Common Stock consisting of 500,000,000 shares of Blockchain Common Stock is hereby established and designated as “Series A Blockchain Common Stock” (the “Series A Blockchain Common Stock”). Such number of shares may be increased or decreased by resolution of the Board of Directors (or any duly authorized committee thereof) pursuant and subject to the terms and conditions hereof and the requirements of applicable law; provided that (i) no such increase shall cause the total number of authorized shares of Series A Blockchain Common Stock to exceed the total number of then authorized and undesignated shares of Blockchain Common Stock and (ii) no such decrease shall reduce the number of shares of Series A Blockchain Common Stock to a number less than the number of shares of such series then outstanding.
Section 3.    Dividends and Other Distributions. Subject to the preferential or other rights of any holders of Preferred Stock or any other series of Blockchain Common Stock then outstanding, if and to the extent the Board of Directors, in its sole discretion, determines to declare and pay or make any dividend or other distribution on shares of the Class A Common Stock, the Holders shall be entitled to receive an identical (on a per-share basis) dividend or distribution out of funds legally available therefor, provided that notwithstanding the foregoing, if such dividend or other distribution on the Class A Common Stock is payable in fiat currency, the Corporation, in lieu of such fiat currency, may pay the Holders the dividend or other distribution to which they are entitled pursuant to this Section 3 in the form of a dollar-based digital asset on a blockchain network having substantially equivalent value (as determined in good faith solely by the Board of Directors or any duly authorized committee thereof, which determination shall be conclusive and final).
Section 4.    No Redemption; No Sinking Fund. The Series A Blockchain Common Stock shall not be subject to any redemption, sinking fund or similar provisions. However, the Corporation may, at its option, purchase or exchange Series A Blockchain Common Stock from time to time in the open market, by tender or exchange offer or otherwise, without the consent of, or notice to, any of the Holders.
Section 5.    Ranking. The Series A Blockchain Common Stock shall rank on a parity, in respect of dividend or other distribution rights, and upon liquidation, dissolution or winding-up of the Corporation, with (i) the Class A Common Stock, and (ii) any series of Blockchain Common Stock hereafter designated that, by its terms, expressly provides that such series ranks pari passu with the Series A Blockchain Common Stock with respect to dividend or distribution rights, or upon liquidation, dissolution or winding-up of the Corporation.
Section 6.    Liquidation, Dissolution or Winding-up. The Series A Blockchain Common Stock shall not be entitled to any liquidation preference. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets legally available for distribution to stockholders of the Corporation shall be distributed, subject to any limitations under applicable law, ratably among the holders of the Series A Blockchain Common Stock, the Class A Common Stock, the Class B Common Stock and any series of participating Preferred Stock or other series of Blockchain Common Stock then outstanding, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any series of Preferred Stock or other series of Blockchain Common Stock then outstanding.

Section 7.    Voting Rights.
(a)    Each outstanding share of Series A Blockchain Common Stock held as of the applicable Record Date shall entitle the Holder of such share to one vote on all matters to which the Holders are entitled or required to vote. Each Holder of a fractional share of Series A Blockchain Common Stock shall be entitled to exercise voting rights with respect to such fractional share on a proportionate basis (including the right to cast fractional votes), determined by reference to the Series A Blockchain Common Stock held by such Holder as of the applicable Record Date.
(b)    Subject to the provisions of Section 16, the Holders shall vote together with holders of the Class A Common Stock and the Class B Common Stock as a single class on all matters submitted to a vote of stockholders of the Corporation, unless otherwise required by the Articles or the NRS; provided that Holders shall vote separately as a single class with respect to any amendment, repeal or other alteration of any provision of (i) the Articles that has the effect of altering the powers, preferences or distinctive rights of the Series A Blockchain Common Stock in a manner that would affect the Series A Blockchain Common Stock adversely but would not so adversely affect the Class A Common Stock or the Class B Common Stock; or (ii) this Certificate of Designation.
Section 8.    Conversion. The Series A Blockchain Common Stock shall be convertible into Class A Common Stock as follows:
(a)    Conversion Procedures.
(i)    Subject to and in compliance with the provisions of this Section 8, each whole share of Series A Blockchain Common Stock may, at the option of the Holder, be converted into one whole share of Class A Common Stock, upon notice to the Corporation (such notice, a “Notice of Conversion”). A Holder shall effect a conversion hereunder by providing the Corporation with a Notice of Conversion that shall specify the number of shares of Series A Blockchain Common Stock to be converted, the number of shares of Series A Blockchain Common Stock owned prior to such conversion, the number of shares of Series A Blockchain Common Stock to be owned subsequent to such conversion and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion to the Corporation (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.
(ii)    The Class A Common Stock issuable upon a conversion of Series A Blockchain Common Stock shall be delivered to the converting Holder or the Person designated by the Holder in the applicable Notice of Conversion through book-entry transfer through the facilities of the Depositary. Such shares of Class A Common Stock issuable upon such conversion shall be registered by book-entry on the books and records of the Traditional Transfer Agent on the later of (i) the Conversion Date and (ii) the Business Day after the Holder has paid in full all applicable taxes and duties, if any. The Corporation shall not be responsible for any delays caused by the Depositary in delivering any shares to the converting Holders.
(iii)    The Person entitled to receive the Class A Common Stock issuable upon conversion of the Series A Blockchain Common Stock shall be treated as the record holder of such shares as of 5:00 p.m., New York City time, on the Conversion Date. Prior to such time, the Class A Common Stock issuable upon conversion of the Series A Blockchain Common Stock shall not be deemed to be outstanding for any purpose and the Holder (and its designee, if any) shall have no rights, powers or preferences with respect to such shares of Class A Common Stock, including, without limitation, any and all voting powers, rights to respond to tender offers and rights to receive any dividends or other distributions on the Class A Common Stock.
(b)    Fractional Shares. Shares of Series A Blockchain Common Stock may be divisible and represented with precision of up to nine decimal places and may be held in fractional quantities. Notwithstanding the foregoing, fractional shares of Series A Blockchain Common Stock are not eligible for conversion; therefore, no fractional shares of Class A Common Stock shall be issued as a result of any conversion of shares of Series A Blockchain Common Stock.
(c)    Taxes on Conversion. The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes that may be payable in respect of the issue or delivery of Class A Common Stock upon conversion of Series A Blockchain Common Stock pursuant hereto; provided that the Holder shall pay such tax if such tax is due because the Holder requests its shares of Class A Common Stock to be issued in a name other than the name of the Holder.
(d)    Reservation of Shares of Class A Common Stock.
(i)    All shares of Class A Common Stock issued and delivered upon the conversion of shares of Series A Blockchain Common Stock shall, upon issuance, be validly issued, fully paid and non-assessable and free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders) and free of preemptive rights.
(ii)    The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Blockchain Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Series A Blockchain Common Stock; and, if at any time the number of authorized but unissued shares of Class A Common Stock shall be insufficient to effect the conversion of all then-outstanding shares of Series A Blockchain Common Stock, the Corporation shall take such corporate action as is required to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.
(e)    Reacquired Shares. No shares of Series A Blockchain Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as such or as Blockchain Common Stock, and all such shares shall be, and hereby are (without any need for further action by the Board of Directors or any other Person), cancelled.
Section 9.    Recapitalizations, Reclassifications and Changes in Class A Common Stock.
(a)    In the event of:
(i)    any consolidation or merger of the Corporation with or into another Person,
(ii)    any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation,

(iii)    any reclassification of the Class A Common Stock into any security other than Class A Common Stock, or
(iv)    any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition);
in each case, as a result of which Class A Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets of such Person (including cash or any combination thereof) (each, a “Reorganization Event”), each share of Series A Blockchain Common Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders (or any of them), become convertible into the kind of stock, other securities or other property or assets (including cash or any combination thereof) that such Holder would have been entitled to receive if such Holder had converted its Series A Blockchain Common Stock into Class A Common Stock immediately prior to such Reorganization Event (such stock, other securities or other property or assets (including cash or any combination thereof), the “Exchange Property,” with each “Unit of Exchange Property” meaning the kind and amount of Exchange Property that a holder of one share of Class A Common Stock is entitled to receive).
(b)    If any Reorganization Event causes Class A Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then the Exchange Property into which the Series A Blockchain Common Stock would be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Class A Common Stock in such Reorganization Event. The Corporation shall notify the Holders of the weighted average referred to above as soon as practicable after such determination is made.
(c)    The number of Units of Exchange Property the Corporation shall deliver for each share of Series A Blockchain Common Stock converted following the effective date of such Reorganization Event shall be determined as if references in Section 8(a) to Class A Common Stock were to Units of Exchange Property (without interest thereon and without any right to dividends or other distributions thereon having a Record Date prior to the date on which Holders become holders of shares of Class A Common Stock). The value of a Unit of Exchange Property shall be determined in good faith by the Board of Directors or any duly authorized committee thereof (which determination shall be conclusive and final), except that if a Unit of Exchange Property includes common stock or American Depositary Receipts (“ADRs”) that are traded on a U.S. national securities exchange, the value of such common stock or ADR shall be the average price of such common stock or ADR over the period of 20 consecutive Trading Days immediately preceding the date of determination, as displayed on the applicable Bloomberg screen (as determined in good faith solely by the Board of Directors or any duly authorized committee thereof, which determination shall be conclusive and final); or, if such price is not available, the average market value per ADR or share of such common stock over such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Corporation for such purpose. The above provisions of this Section 9 shall apply to successive Reorganization Events.
(d)    The Corporation (or any successor thereto) shall, as soon as reasonably practicable (but in any event within 20 calendar days) after the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence and of the kind and amount of cash, securities or other property that constitute the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 9.

Section 10.    Transfer. Series A Blockchain Common Stock shall be transferable only to Permitted Holders. Any transfer of Series A Blockchain Common Stock to any Person other than a Permitted Holder shall be void ab initio and shall not be recognized by the Corporation.
Section 11.    Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Blockchain Transfer Agent (as defined below) may deem and treat the Holder of any shares of Series A Blockchain Common Stock as the true and lawful owner thereof for all purposes.
Section 12.    Notices. Any notices and communications referred to herein shall be disseminated in the same manner that such notices and communications are disseminated to holders of the Class A Common Stock pursuant to the Articles, the Bylaws and the NRS.
Section 13.    Transfer Agent and Registrar. The duly appointed transfer agent (the “Blockchain Transfer Agent”) and registrar (the “Registrar”) for the Series A Blockchain Common Stock shall initially be Figure Equity Solutions, Inc. The Corporation may, in its sole discretion, remove the Blockchain Transfer Agent or the Registrar at any time; provided that the Corporation shall appoint a successor blockchain transfer agent and/or registrar, as the case may be, who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall give notice thereof to the Holders.
Section 14.    No Preemptive or Preferential Rights. No share of Series A Blockchain Common Stock (or any Holder thereof) shall have any preemptive or preferential rights to purchase or subscribe for any class or series of the Corporation’s capital stock, obligations, warrants or other securities, regardless of how such securities may be designated, issued or granted.
Section 15.    No Other Rights. The shares of Series A Blockchain Common Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions, other than as set forth in this Certificate of Designation or otherwise in the Articles, or as provided by applicable law.
Section 16.    Cure and Certain Amendments. The Corporation may, without the consent of the Holders (or any of them), amend or alter any provision of this Certificate of Designation in order to cure any ambiguity, omission, defect or inconsistency, or to make any change that does not materially and adversely affect the rights of Holders, in each case as determined in good faith by the Board of Directors or any duly authorized committee thereof, which determination shall be conclusive and final.
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